PRESS RELEASE
(NASDAQ: SIFI)

SAVINGS INSTITUTE BANK & TRUST COMPANY ACQUIRES EASTERN FEDERAL BANK COLCHESTER LOCATION

Willimantic, CT, January 14, 2008 – SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), parent company of Savings Institute Bank & Trust Company (“SIBT”), has completed its acquisition of Eastern Federal Bank’s branch office located in Colchester.
Eastern Federal Bank closed its doors at 3:00 p.m. on Friday and after the successful conversion took place over the weekend, opened under the name of Savings Institute Bank & Trust Company on Monday morning.
“We are very excited about our 21st branch,” said Rheo A. Brouillard, President and Chief Executive Officer of SI Financial Group, Inc.  “This location complements our existing branches in East Hampton, Hebron and Lebanon.  It also allows us to better serve our significant customer base already established in Colchester.”  Mr. Brouillard added that he was especially pleased that SIBT has retained the Eastern Federal staff at the Colchester location.
 With an ever broadening variety of products and services plus access to 20 additional local branches, each with convenient hours and equipped with an ATM, the resources of the Savings Institute are making banking more convenient than ever before. At the customer’s convenience, a Savings Institute mortgage originator, a commercial lender and a financial advisor can be available to meet with customers to assist with their various financial needs at the new Colchester Branch.
In addition, hours are keyed on customer convenience as well. The Lobby is staying open on Thursdays until 6:00 p.m. and on Fridays until 5:00 p.m. Monday, Tuesday and Wednesday; the lobby will close at 4:00 p.m. The drive-up opens at 8:30 a.m. daily and closes at 4:00 p.m. on Monday, Tuesday and Wednesday and also stays open until 6:00 p.m. on Thursday and 5:00 p.m. on Friday. The bank is open until noon on Saturday.
Product specials tied to checking and money market accounts, opened with new money, are being offered during the opening.
SI Financial Group, Inc. is the holding company for Savings Institute Bank & Trust Company.  Established in 1842, the Savings Institute Bank & Trust Company is a community-oriented financial services institution headquartered in Willimantic, Connecticut.  Through its twenty-one offices, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.
CONTACT:
Sandra Mitchell
Vice President / Director of Corporate Communications
Phone:  (860) 456-6509 / Email:  investorrelations@banksi.com

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